The Cincinnati Insurance Company ■ The Cincinnati Indemnity Company
The Cincinnati Casualty Company ■ The Cincinnati Specialty Underwriters Insurance Company
The Cincinnati Life Insurance Company ■ CFC Investment Company ■ CSU Producer Resources Inc.
Cincinnati Global Underwriting Ltd. ■ Cincinnati Global Underwriting Agency Ltd.

Investor Contact: Dennis E. McDaniel, 513-870-2768
CINF-IR@cinfin.com

Media Contact: Betsy E. Ertel, 513-603-5323
Media_Inquiries@cinfin.com

Cincinnati Financial Corporation Announces
Preliminary Estimate for Losses from Spring Storms, Civil Unrest and Pandemic

Cincinnati, July 14, 2020 - Cincinnati Financial Corporation (Nasdaq: CINF) today announced that its consolidated second-quarter results are expected to include pretax catastrophe losses of approximately $231 million - adding 16.5 percentage points to the quarterly combined ratio based on estimated property casualty earned premiums.

Two multi-state storms in early April each caused approximately $50 million in losses, in addition to catastrophe losses from several less severe storms. Damaged property due to civil unrest resulted in $29 million in losses, including $8 million for Cincinnati Global Underwriting Ltdsm. The estimate for total second-quarter 2020 catastrophe losses incurred includes approximately: $122 million for the commercial lines insurance segment; $91 million for the personal lines insurance segment; $3 million for the excess and surplus lines insurance segment; and $15 million for Cincinnati Global.

Steven J. Johnston, chairman, president and CEO, commented: “Cincinnati Insurance was built to withstand challenging quarters thanks to our strong balance sheet and resilient business model. Our field claims associates rose to the occasion this spring, serving policyholders with empathy in the midst of the global pandemic. They continued to thoroughly and quickly review claims to determine the appropriate payment based on the policy contract. Our solid financial position ensures our ability to help the families and businesses in our agents’ communities on the road to recovery after a covered loss.”

The company also estimates second-quarter 2020 pandemic-related incurred losses and expenses to total approximately $65 million, impacting the quarterly combined ratio by approximately 4.6 percentage points. The total includes:

•
$15 million for Cincinnati Re® and $9 million for Cincinnati Global losses. Approximately half of the losses for Cincinnati Re represent its estimated share from reinsurance treaties with companies that provided affirmative coverage for pandemic-related business interruption, and most of the remainder is an estimated share of treaties covering professional liability. Most of the losses for Cincinnati Global represent its share of potential losses from business interruption coverage for large risks with customized policy terms and conditions

•	$6 million for credit losses related to uncollectible premiums

•	$19 million for legal expenses in defense of business interruption claims

•	$16 million in underwriting expenses for the previously announced Stay-at-Home policyholder credit on April and May personal auto policies

Estimated losses and expenses from catastrophe-related claims and the pandemic are expected to bring the company’s second-quarter 2020 property casualty combined ratio to approximately 102% to 104%. Net written premium growth is estimated to be between 5% and 6% for the quarter.

During the second quarter of 2020 the company’s investment portfolio improved. A net investment gain attributable primarily to the equity security portfolio, plus changes in unrealized gains for the fixed-maturity security portfolio, on a pretax basis totaled approximately $1.6 billion.

There are still significant uncertainties regarding the ultimate effects of the COVID-19 pandemic on future insurance premiums, losses and investment results. The unaudited loss estimates and other data presented in this release is preliminary, based upon management estimates and subject to the completion of our procedures for the preparation of our quarterly financial statements. As a result, we may make further adjustments between now and the time the financial results for the quarter are finalized.

Cincinnati Financial plans to report final results for second-quarter 2020 on Monday, July 27, after the close of regular trading on the Nasdaq Stock Market. A conference call to discuss the results will be held at 11 a.m. ET on Tuesday, July 28, with a live, audio-only internet broadcast available at cinfin.com/investors.

About Cincinnati Financial
Cincinnati Financial Corporation offers primarily business, home and auto insurance, our main business, through The Cincinnati Insurance Company and its two standard market property casualty companies. The same local independent insurance agencies that market those policies may offer products of our other subsidiaries, including life insurance, fixed annuities and surplus lines property and casualty insurance. For additional information about the company, please visit cinfin.com.

Mailing Address:                            Street Address:
P.O. Box 145496                                6200 South Gilmore Road
Cincinnati, Ohio 45250-5496                    Fairfield, Ohio 45014-5141

Safe Harbor
This is our “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995. Our business is subject to certain risks and uncertainties that may cause actual results to differ materially from those suggested by the forward-looking statements in this report. Some of those risks and uncertainties are discussed in our 2019 Annual Report on Form 10-K, Item 1A, Risk Factors, Page 35.
Factors that could cause or contribute to such differences include, but are not limited to:

•	Effects of the COVID-19 pandemic that could affect results for reasons such as:

◦	Securities market disruption or volatility and related effects such as decreased economic activity that affect the company’s investment portfolio and book value

◦	An unusually high level of claims in our insurance or reinsurance operations that increase litigation-related expenses

◦
An unusually high level of insurance losses, including risk of legislation or court decisions extending business interruption insurance to require coverage when there was no direct physical damage or loss to property

◦
Decreased premium revenue and cash flow from disruption to our distribution channel of independent agents, consumer self-isolation, travel limitations, business restrictions and decreased economic activity

◦	Inability of our workforce to perform necessary business functions

•	Unusually high levels of catastrophe losses due to risk concentrations, changes in weather patterns, environmental events, terrorism incidents or other causes

•	Increased frequency and/or severity of claims or development of claims that are unforeseen at the time of policy issuance

•	Inadequate estimates, assumptions or reliance on third-party data used for critical accounting estimates

•	Declines in overall stock market values negatively affecting the company’s equity portfolio and book value

•
Prolonged low interest rate environment or other factors that limit the company’s ability to generate growth in investment income or interest rate fluctuations that result in declining values of fixed-maturity investments, including declines in accounts in which we hold bank-owned life insurance contract assets

•	Domestic and global events resulting in capital market or credit market uncertainty, followed by prolonged periods of economic instability or recession, that lead to:

◦	Significant or prolonged decline in the fair value of a particular security or group of securities and impairment of the asset(s)

◦	Significant decline in investment income due to reduced or eliminated dividend payouts from a particular security or group of securities

◦	Significant rise in losses from surety and director and officer policies written for financial institutions or other insured entities

•	Our inability to integrate Cincinnati Global and its subsidiaries into our on-going operations, or disruptions to our on-going operations due to such integration

•	Recession or other economic conditions resulting in lower demand for insurance products or increased payment delinquencies

•
Difficulties with technology or data security breaches, including cyberattacks, that could negatively affect our ability to conduct business; disrupt our relationships with agents, policyholders and others; cause reputational damage, mitigation expenses and data loss and expose us to liability under federal and state laws

•	Disruption of the insurance market caused by technology innovations such as driverless cars that could decrease consumer demand for insurance products

•
Delays, inadequate data developed internally or from third parties, or performance inadequacies from ongoing development and implementation of underwriting and pricing methods, including telematics and other usage-

based insurance methods, or technology projects and enhancements expected to increase our pricing accuracy, underwriting profit and competitiveness

•	Increased competition that could result in a significant reduction in the company’s premium volume

•	Changing consumer insurance-buying habits and consolidation of independent insurance agencies that could alter our competitive advantages

•
Inability to obtain adequate ceded reinsurance on acceptable terms, amount of reinsurance coverage purchased, financial strength of reinsurers and the potential for nonpayment or delay in payment by reinsurers

•	Inability to defer policy acquisition costs for any business segment if pricing and loss trends would lead management to conclude that segment could not achieve sustainable profitability

•	Inability of our subsidiaries to pay dividends consistent with current or past levels

•
Events or conditions that could weaken or harm the company’s relationships with its independent agencies and hamper opportunities to add new agencies, resulting in limitations on the company’s opportunities for growth, such as:

◦	Downgrades of the company’s financial strength ratings

◦	Concerns that doing business with the company is too difficult

◦	Perceptions that the company’s level of service, particularly claims service, is no longer a distinguishing characteristic in the marketplace

◦	Inability or unwillingness to nimbly develop and introduce coverage product updates and innovations that our competitors offer and consumers expect to find in the marketplace

•	Actions of insurance departments, state attorneys general or other regulatory agencies, including a change to a federal system of regulation from a state-based system, that:

◦	Impose new obligations on us that increase our expenses or change the assumptions underlying our critical accounting estimates

◦	Place the insurance industry under greater regulatory scrutiny or result in new statutes, rules and regulations

◦	Restrict our ability to exit or reduce writings of unprofitable coverages or lines of business

◦
Add assessments for guaranty funds, other insurance‑related assessments or mandatory reinsurance arrangements; or that impair our ability to recover such assessments through future surcharges or other rate changes

◦	Increase our provision for federal income taxes due to changes in tax law

◦	Increase our other expenses

◦	Limit our ability to set fair, adequate and reasonable rates

◦	Place us at a disadvantage in the marketplace

◦	Restrict our ability to execute our business model, including the way we compensate agents

•	Adverse outcomes from litigation or administrative proceedings

•
Events or actions, including unauthorized intentional circumvention of controls, that reduce the company’s future ability to maintain effective internal control over financial reporting under the Sarbanes-Oxley Act of 2002

•
Unforeseen departure of certain executive officers or other key employees due to retirement, health or other causes that could interrupt progress toward important strategic goals or diminish the effectiveness of certain longstanding relationships with insurance agents and others

•	Events, such as an epidemic, natural catastrophe or terrorism, that could hamper our ability to assemble our workforce at our headquarters location
Further, the company’s insurance businesses are subject to the effects of changing social, global, economic and regulatory environments. Public and regulatory initiatives have included efforts to adversely influence and restrict premium rates, restrict the ability to cancel policies, impose underwriting standards and expand overall regulation. The company also is subject to public and regulatory initiatives that can affect the market value for its common stock, such as measures affecting corporate financial reporting and governance. The ultimate changes and eventual effects, if any, of these initiatives are uncertain.

***